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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Accelrys, Inc., for the registration of 1,374,390 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements and schedule of Accelrys, Inc. (under the former name of Pharmacopeia, Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

San Diego, California
October 7, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM